                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          RESORTS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

          $125

/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          RESORTS INTERNATIONAL, INC.

                                 1133 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401

                                 ANNUAL MEETING
                                 JUNE 27, 1995

To Our Shareholders:

     You are cordially invited to attend the Annual Meeting of your Company to be held at 10:00 a.m. on Tuesday, June 27, 1995 at Merv Griffin's Resorts Casino Hotel, located at 1133 Boardwalk, Atlantic City, New Jersey 08401. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

     A report on the current affairs of the Company will be presented at the meeting and shareholders will have an opportunity for questions and comments. In addition, shareholders will be asked to consider and vote upon proposals to elect two Class I directors, to approve a one-for-five reverse stock split of the Common Stock, to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to Griffin Gaming & Entertainment, Inc., to approve certain amendments to the Company's 1994 Stock Option Plan and to ratify the appointment of Ernst & Young LLP, independent public accountants, as the Company's auditors for the current year.

     In preparation for the meeting, we have enclosed a package consisting of:
(i) the Company's 1994 Annual Report; (ii) a proxy statement; and (iii) a proxy card and a prepaid return envelope for voting your shares. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Please complete, sign, date and return the enclosed proxy card at your earliest convenience.

     We are grateful for your assistance and express our appreciation in advance.


                                      Sincerely yours,

                 MERV GRIFFIN                              THOMAS E. GALLAGHER
            Chairman of the Board                          President and Chief
                                                            Executive Officer

                          RESORTS INTERNATIONAL, INC.

                                 1133 BOARDWALK


                        ATLANTIC CITY, NEW JERSEY 08401


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 27, 1995


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RESORTS INTERNATIONAL, INC. (the "Company") will be held at Merv Griffin's Resorts Casino Hotel, located at 1133 Boardwalk, Atlantic City, New Jersey 08401 on Tuesday, June 27, 1995 at 10:00 a.m., to consider and vote on:

          1. The election of two Class I directors, each to hold office until the 1998 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

          2. The approval of a one-for-five reverse stock split of the Company's Common Stock, par value $.01 per share (the "RII Common Stock"), whereby each outstanding share of RII Common Stock will be reclassified into one-fifth of a new share of RII Common Stock;

          3. The approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to "Griffin Gaming & Entertainment, Inc.";

          4. The approval of amendments to the Company's 1994 Stock Option Plan to permit the grant of Non-Qualified Stock Options to directors of subsidiaries of the Company and to consultants and others providing services to the Company and to increase the maximum number of options that may be granted in any one year to Officer and Key Employee Participants;

          5. The ratification of the appointment of Ernst & Young LLP, independent public accountants, as the Company's auditors for the fiscal year ending December 31, 1995; and

          6. Such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on May 19, 1995 as the record date for determining the shareholders entitled to vote at the Annual Meeting.

     The presence, in person or by proxy, of the holders of at least a majority of all outstanding shares of RII Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Accordingly, it is important that your shares be represented at the Annual Meeting whether or not you plan to attend. The Board of Directors urges you to complete, date, sign and return the enclosed proxy as soon as possible in the enclosed envelope. You may revoke the proxy at any time prior to its exercise, provided that you comply with the procedures set forth in the attached Proxy Statement. If you attend the Annual Meeting, you may vote in person if you wish.

                                          By order of the Board of Directors,

                                          DAVID G. BOWDEN
                                          Secretary
Atlantic City, New Jersey

May 23, 1995


IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE MEETING
           DATE IS JUNE 27, 1995.

                                PROXY STATEMENT

                          RESORTS INTERNATIONAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 27, 1995


                              GENERAL INFORMATION

     This Proxy Statement and the accompanying 1994 Annual Report (the "Annual Report") are furnished to you in connection with the solicitation by the Board of Directors (the "Board") of Resorts International, Inc. (the "Company") of proxies from holders of the Company's common stock, par value $.01 per share (the "RII Common Stock"). The proxies will be voted at the Annual Meeting of Shareholders to be held at Merv Griffin's Resorts Casino Hotel, located at 1133 Boardwalk, Atlantic City, New Jersey 08401 on Tuesday, June 27, 1995 at 10:00 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting").


     The mailing address of the principal executive offices of the Company is 1133 Boardwalk, Atlantic City, New Jersey 08401. The Company's telephone number is (609) 344-6000. This Proxy Statement and the accompanying proxy card (the "Proxy Card") are first being transmitted to shareholders of the Company on or about May 23, 1995.



     The Board has fixed the close of business on May 19, 1995 as the record date (the "Record Date") for determining the holders of RII Common Stock entitled to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 39,705,172 shares of RII Common Stock were issued and outstanding. Each share of RII Common Stock entitles its holder to one vote on the election of directors and on each other matter to be voted upon at the Annual Meeting. Holders of shares of the Company's Class B Redeemable Common Stock, par value $.01 per share (the "Class B Stock"), will not be entitled to vote at this year's Annual Meeting because the Class B Stock may be voted only for the election of Class B Directors, none of whom are eligible for election at this year's Annual Meeting, and for certain other limited matters, none of which are under consideration at the Annual Meeting. The Company has no other outstanding class of voting securities. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of RII Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited by mail. The Company also intends to make, through bankers, brokers or other persons, a solicitation of beneficial holders of RII Common Stock.


     At the Annual Meeting, holders of RII Common Stock will be asked to consider and vote upon: (i) the election of two Class I directors, each to hold office until the 1998 Annual Meeting of Shareholders and until his successor has been duly elected and qualified; (ii) the approval of a one-for-five reverse stock split of the RII Common Stock, whereby each outstanding share of RII Common Stock will be reclassified into one-fifth of a new share of RII Common Stock (the "Reverse Stock Split"); (iii) the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") to change the name of the Company to "Griffin Gaming & Entertainment, Inc."; (iv) amendments to the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan") to permit the grant of Non-Qualified Stock Options to directors of subsidiaries of the Company and to consultants and others providing services to the Company and to increase the maximum number of options that may be granted in any one year to Officer and Key Employee Participants; and (v) the ratification of the appointment of Ernst & Young LLP, independent public accountants, as the Company's auditors for the fiscal year ending December 31, 1995. Election of Directors requires the vote of a plurality of the shares of RII Common Stock represented at the Annual Meeting. Proposals
(ii) and (iii) require the affirmative vote of the holders of a majority of the outstanding shares of RII Common Stock. Proposals (iv) and (v) require a majority vote of the holders of shares of RII Common Stock represented at the Annual Meeting. Holders of shares of RII Common Stock who do not approve of the proposals will not be entitled to exercise any dissenters' or appraisal rights. The Board knows of no matters to be brought before the Annual Meeting other than those set forth above. Holders of shares of RII Common Stock, however, also may be asked to consider and take action with respect to such other matters as properly may come before the Annual Meeting.

                          SOLICITATION AND REVOCATION

     Proxies in the form of the enclosed Proxy Card are solicited by, or on behalf of, the Board. The persons named in the Proxy Card have been designated as proxies by the Board. Each such person is an officer of the Company.

     Shares of RII Common Stock represented at the Annual Meeting by a properly executed and returned Proxy Card will be voted at the Annual Meeting in accordance with instructions noted thereon or, if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders. As to other business, if any, that may properly come before the meeting, the persons named in the accompanying Proxy Card will vote or refrain from voting thereon in their discretion.

     A submitted proxy is revocable by a shareholder at any time prior to its being voted, provided that such shareholder gives written notice to the Secretary of the Company at or prior to the Annual Meeting that such shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a shareholder who has given a proxy in and of itself will not constitute a revocation of such proxy.


     Proxies will be solicited initially by mail. Further solicitation may be made by officers and regular employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. The Company has retained Chemical Bank to assist, if necessary, in the solicitation of proxies for a fee of approximately $6,500 plus reasonable out-of-pocket expenses. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding solicitation material to their principals, the beneficial owners of RII Common Stock. The costs of soliciting proxies will be borne by the Company. It is expected that such costs will be nominal.


     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are not considered as having voted for purposes of determining the outcome of the election of directors, but are considered as a vote "against" any other matter. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote on any matter. In accordance with the Company's Amended and Restated By-Laws and the Delaware General Corporation Law, the Board will appoint two inspectors of election. The inspectors will take charge of, and will count, the votes and ballots cast at the Annual Meeting and will make a written report on their determination.

                   OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to the beneficial ownership of RII Common Stock as of March 31, 1995 by persons known by the Company to be holders of 5% or more of such RII Common Stock. The Company is not aware of any holders of 5% or more of the Class B Stock. Information as to the number of shares beneficially owned has been furnished by the persons named in the table.

                                                                                       PERCENT OF
                                                     AMOUNT AND NATURE OF              CLASS--RII
       NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP             COMMON STOCK
---------------------------------------------------  --------------------         --------------------
Merv Griffin, Thomas E. Gallagher and
  Lawrence Cohen(1)(2).............................       15,890,192(1)(2)                 35.82%
  c/o The Griffin Group, Inc.
  780 Third Avenue, Suite 1801
  New York, New York 10017

---------------


(1) This information was obtained from a Schedule 13D filed with the Securities and Exchange Commission on January 6, 1995, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). According to the
     Schedule 13D (i) Mr. Griffin, Chairman of the Board of Directors of the Company, individually and through his ownership interest in Atlantic Resorts Holdings, Inc. ("ARH"), beneficially owns 14,359,021 shares of RII Common Stock, including 3,733,479 shares issuable upon exercise of warrants; (ii) Thomas E. Gallagher, a director of the Company, individually beneficially owns 1,249,628 shares of RII Common Stock, including 700,028 shares issuable upon exercise of warrants and (iii) Lawrence Cohen, a director of Resorts International Hotel, Inc. ("RIH"), the Company's subsidiary which owns and operates Merv Griffin's Resorts Casino Hotel in Atlantic City, New Jersey (the "Resorts Casino Hotel"), and a director of Resorts International Hotel Financing, Inc. ("RIHF"), also a subsidiary of the Company, individually beneficially owns 281,543 shares of RII Common Stock, including 233,343 shares issuable upon exercise of warrants. Messrs. Gallagher and Cohen are executive officers of The Griffin Group, Inc. ("Griffin Group") and ARH, corporations controlled by Mr. Griffin. Messrs. Griffin, Gallagher and Cohen may be deemed to be members of a "group" for purposes of Rule 13d-5(b)(1) and each may be deemed to be the beneficial owner of shares owned by the other two members of the group. The amount reported here represents holdings by the group comprised of Messrs. Griffin, Gallagher and Cohen. The shares issuable upon exercise of warrants included herein, a total of 4,666,850 shares, represent the Griffin Warrant, portions of which were sold to Messrs. Gallagher and Cohen by ARH in September 1994. See "Griffin Services Agreement" under "Compensation of Directors and Executive Officers -- Compensation Committee Interlocks and Insider Participation -- Transactions with Management and Others".

(2) On March 27, 1995, the Compensation/Option Committee granted options to purchase 500,000 and 75,000 shares of RII Common Stock to Mr. Gallagher and Mr. Cohen, respectively, at an exercise price equal to the average of the high and low sale prices of the RII Common Stock on such date. Each grant is subject to the approval by the Company's shareholders of certain amendments to the 1994 Stock Option Plan necessary for the issuance of the options. These options are not included in the amounts reported above; including these options, the percentage of RII Common Stock beneficially owned would increase to 36.64%.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as to the beneficial ownership of RII Common Stock and Class B Stock as of March 31, 1995 by each director, each nominee, each executive officer named in the Summary Compensation Table (see "Compensation of Directors and Executive Officers") and by all directors and officers as a group. Except as noted below, each director, nominee and executive officer has sole voting and investment power over the shares shown.

                                                          RII COMMON STOCK           CLASS B STOCK
                                                      ------------------------   ---------------------
                                                      AMOUNT AND                 AMOUNT AND
                                                      NATURE OF                  NATURE OF
                                                      BENEFICIAL      PERCENT    BENEFICIAL   PERCENT
              NAME OF BENEFICIAL OWNER                OWNERSHIP       OF CLASS   OWNERSHIP    OF CLASS
----------------------------------------------------  ----------      --------   ----------   --------
Merv Griffin........................................  14,359,021(1)     33.06%
William J. Fallon...................................      35,000(2)       .09
Thomas E. Gallagher.................................   1,249,628(1)      3.09
                                                                (3)
Jay M. Green........................................       5,000(4)       .01
Charles M. Masson...................................       5,000(4)       .01
Vincent J. Naimoli..................................       5,000(4)       .01
Matthew B. Kearney..................................      87,500(4)       .22        215         .61%
David G. Bowden.....................................      25,000(4)       .06
Directors and executive officers as a group (8
  persons)..........................................  15,771,149(5)     35.63        215         .61


---------------

(1) Messrs. Griffin and Gallagher, together with Lawrence Cohen, may be deemed to be members of a "group" for purposes of Rule 13d-5(b)(1) under the Exchange Act. As a group, Messrs. Griffin, Gallagher and Cohen may be deemed to beneficially own an aggregate of 15,890,192 shares, or 35.82%, of the RII Common Stock. See notes (1) and (2) to table of "Security Ownership of Certain Beneficial Owners".
(2) Includes 5,000 shares which are issuable upon exercise of stock options. Related percentage shown gives effect to the exercise of all such options. Also includes 5,000 shares held by Mr. Fallon's spouse in her Individual Retirement Account, as to which Mr. Fallon disclaims any beneficial ownership.
(3) On March 27, 1995, the Compensation/Option Committee granted options to purchase 500,000 shares of RII Common Stock to Mr. Gallagher. This grant is subject to the approval by the Company's shareholders of certain amendments to the 1994 Stock Option Plan necessary for the issuance of the options. These options are not included in the amounts reported above; including these options, the percentage of RII Common Stock beneficially owned by Mr. Gallagher would increase to 4.28%.
(4) Ownership represents shares issuable upon exercise of stock options. Related percentage shown gives effect to the exercise of all such options. Mr. Green exercised his options in April 1995.
(5) Includes 4,433,507 shares issuable upon exercise of warrants and 132,500 shares issuable upon exercise of stock options. Related percentage shown gives effect to the exercise of all such options and warrants. Amounts reported herein exclude the options granted to Mr. Gallagher (see note (3)) which are subject to shareholder approval of amendments to the 1994 Stock Option Plan. Including these options, the percent of RII Common Stock owned by directors and executive officers as a group would increase to 36.35%. Amounts reported herein also do not include shares beneficially owned by, or options subject to shareholder approval of amendments to the 1994 Stock Option Plan granted to, Lawrence Cohen. See note (1) hereto and note (2) to table of "Security Ownership of Certain Beneficial Owners".

                             ELECTION OF DIRECTORS

     The Restated Certificate provides for a Board of six directors. The Company's current Board was appointed pursuant to a joint plan of reorganization (the "1994 Plan") effected by the Company and certain of its subsidiaries on May 3, 1994 (the "Effective Date"). The following six persons are currently serving as directors of the Company: Merv Griffin, William J. Fallon, Thomas E. Gallagher, Jay M. Green, Charles M. Masson and Vincent J. Naimoli. The Company's Board of Directors is divided into three equal classes which have staggered terms. Messrs. Gallagher and Green are serving as Class I directors; their terms will expire at the Annual Meeting. Messrs. Fallon and Naimoli are serving as Class II directors; their terms expire at the 1996 annual meeting of shareholders. Mr. Naimoli is a Class B Director. Messrs. Griffin and Masson are serving as Class III directors; their terms will expire at the 1997 annual meeting of shareholders. Mr. Masson is a Class B Director. Notwithstanding the foregoing, each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

     Pursuant to the 1994 Plan, Antonio C. Alvarez II, Warren Cowan, Joseph G. Kordsmeier and Paul C. Sheeline resigned from the Board as of the Effective Date.

     Messrs. Gallagher and Green have been nominated for election as Class I directors. The terms of the Class I directors elected at the Annual Meeting will expire at the 1998 annual meeting of shareholders. The Company has no reason to believe that either of the foregoing nominees is unavailable or will not serve if elected, although in the unexpected event that either such nominee should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated.

VOTE REQUIRED FOR ELECTION

     The election of Mr. Gallagher and Mr. Green as directors of the Company requires the affirmative vote of a plurality of the shares of RII Common Stock represented at the Annual Meeting. Holders of Class B Stock do not have the right to vote on the election of directors at the Annual Meeting.


     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. GALLAGHER AND MR. GREEN TO BE DIRECTORS OF THE COMPANY.


NOMINEES TO BOARD OF DIRECTORS

     The following information is provided with respect to each nominee for election to the Board:


NAME, AGE AND OTHER POSITIONS
AND OFFICES, IF ANY, WITH THE                      TENURE AS DIRECTOR AND
           COMPANY                                   BUSINESS EXPERIENCE
------------------------------  -------------------------------------------------------------
Thomas E. Gallagher, 50.......  Director of the Company since October, 1993; President and
  President and Chief             Chief Executive Officer of the Company since May 1, 1995;
  Executive Officer; Chairman,    President and Chief Executive Officer of Griffin Group
  Executive Committee; Member,    since April 1992; a director of Players International,
  Business Development and        Inc., a gaming company, since December 1992. For the
  Strategic Planning Committee    preceding 15 years, Mr. Gallagher was a partner of the law firm of Gibson, Dunn & Crutcher.
Jay M. Green, 48..............  Director of the Company since May 1994; Executive Vice
  Chairman, Audit Committee;      President -- Chief Financial Officer and Treasurer of Culbro
  Member, Compensation/ Option    Corporation ("Culbro"), a diversified consumer and
  Committee                       industrial products company since 1988; Chairman of the
                                  Board of The Eli Witt Company, a Culbro subsidiary, since
                                  February 1993; prior to 1988, Vice President and Controller of Columbia Pictures Entertainment, Inc.

DIRECTORS NOT STANDING FOR ELECTION


     The following information is provided with respect to the directors of the Company who are not nominees for election to the Board at this Annual Meeting and whose terms of office as directors will continue after the Annual Meeting:

 NAME, AGE AND OTHER POSITIONS
AND OFFICES, IF ANY, WITH THE                      TENURE AS DIRECTOR AND
           COMPANY                                   BUSINESS EXPERIENCE
------------------------------  -------------------------------------------------------------
Merv Griffin, 69..............  Chairman of the Board of the Company since November 1988;
  Chairman of the Board of        Chairman of Griffco Resorts Holding, Inc. ("Griffco", a
  Directors; Member, Executive    company which through September 1990 was owned by Mr.
  Committee                       Griffin and from November 1988 through September 1990 was
                                  the Company's parent) from its incorporation in May 1986 to
                                  September 1990; President of Griffco from September 1988 to
                                  September 1990; Chairman of Griffin Group since its
                                  incorporation in September 1988; Chairman of January
                                  Enterprises, Inc. ("January Enterprises"), a television
                                  production and holding company doing business as Merv
                                  Griffin Enterprises, from 1964 to May 1986, and Chief
                                  Executive Officer from 1964 to March 1994; director of
                                  Hollywood Park Operating Company from 1987 to June 1991;
                                  television and radio producer since 1945. Mr. Griffin
                                  created and produced the nationally syndicated television
                                  game shows, "Wheel of Fortune" and "Jeopardy". For 21
                                  years, through 1986, Mr. Griffin hosted "The Merv Griffin
                                  Show", a nationally syndicated talk show. In 1986, Mr.
                                  Griffin sold January Enterprises to The Coca Cola Company
                                  but he continues to act as Executive Producer of "Wheel of
                                  Fortune" and "Jeopardy", now owned by Sony Pictures
                                  Entertainment, Inc.
William J. Fallon, 41.........  Director of the Company since May 1994; Executive Vice
  Chairman, Business              President of R.M. Bradley & Co. Inc. ("Bradley"), a real
  Development and Strategic       estate brokerage and management company, since March 1994;
  Planning Committee; Member,     Senior Vice President of Bradley from 1988 to March 1994;
  Compensation/Option             other positions with Bradley from 1979 to 1988; a director
  Committee                       of Massachusetts Certified Development Corporation, a small business development company, since 1987; President of A.D.
                                  Ventures, Inc., an asset development consulting company
                                  owned by Mr. Fallon, since its formation in September 1994.
                                  A.D. Ventures has provided real estate consulting services to Griffin Group.
Charles M. Masson, 42.........  Director of the Company since May 1994; Chairman of the Board
  (Class B Director) Member,      of Directors of Cadillac Fairview Corporation Limited, a
  Executive Committee,            property developer, since September 1994; President of
  Compensation/Option             McCloud Partners, a private advisory firm, since June 1993;
  Committee, Audit Committee      a director of Salomon Brothers Inc from 1991 through May
  and Business Development and    1993; Vice President of Salomon Brothers Inc from 1983
  Strategic Planning Committee    through 1990.

 NAME, AGE AND OTHER POSITIONS
AND OFFICES, IF ANY, WITH THE                      TENURE AS DIRECTOR AND
           COMPANY                                   BUSINESS EXPERIENCE
------------------------------  -------------------------------------------------------------
Vincent J. Naimoli, 57........  Director of the Company since May 1994; Chairman, President
  (Class B Director) Chairman,    and Chief Executive Officer of Harvard Industries, Inc., a
  Compensation/Option             manufacturer of automotive parts, since 1993; Chairman and
  Committee; Member, Audit        Chief Executive Officer of Doehler-Jarvis Corporation, a
  Committee                       manufacturer of automotive parts, since 1991; Chairman,
                                  President and Chief Executive Officer of Ladish Company,
                                  Inc., a company involved in the aerospace industry, since
                                  1993; Managing General Partner of the Tampa Bay Baseball
                                  Ownership Group since 1992; Chairman, President and Chief
                                  Executive Officer of Anchor Industries International, Inc.,
                                  a multi-industry operating, holding and financial services company, since 1989; a director of Simplicity Pattern
                                  Company, a manufacturer of home furnishings, since 1990;
                                  Chairman, President and Chief Executive Officer of Anchor
                                  Glass Container Corporation from 1983 through 1989.

EXECUTIVE OFFICERS

     The following information is provided with respect to the executive officers of the Company who are not directors of the Company:

                                                           OFFICES AND POSITIONS
                 NAME AND AGE                                 WITH THE COMPANY
---------------------------------------------- ----------------------------------------------
Matthew B. Kearney, 55........................ Executive Vice President -- Finance since
                                                 September 1993; Chief Financial Officer since
                                                 1982; Treasurer since May 1993; Office of
                                                 the President from November 1993 to March
                                                 1995; and Vice President -- Finance from
                                                 1982 through September 1993.
David G. Bowden, 54........................... Vice President -- Controller and Chief
                                                 Accounting Officer since 1979; and Secretary
                                                 since August 1994.

     The Company's executive officers serve at the pleasure of the Board.

BOARD MEETINGS


     The Board held nine meetings in 1994. The Executive Committee of the Board consists of Messrs. Gallagher (Chairman), Griffin and Masson. The Board also has a standing Audit Committee, consisting of Messrs. Green (Chairman), Masson and Naimoli; a standing Compensation/Option Committee, consisting of Messrs. Naimoli (Chairman), Fallon, Green and Masson; and a standing Business Development and Strategic Planning Committee consisting of Messrs. Fallon (Chairman), Gallagher and Masson. The Audit Committee met two times in 1994 and the Compensation/Option Committee met one time in 1994. The Board does not have any nominating committee or committee performing similar functions.


     During the intervals between the meetings of the Board, the Executive Committee may exercise all powers of the Board in the management of the business, affairs and property of the Company, to the extent permitted by Delaware law. Among the Audit Committee's responsibilities are: to recommend to the Board the engagement or discharge of the Company's independent accountants; to review with the Company's independent accountants the plan and results of the annual audit engagement; to review the degree of independence of the Company's independent accountants; to consider the range of audit and non-audit fees; and to review the results of the Company's internal audit reports. The Compensation/Option Committee is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of the Company, and to recommend to the Board salaries and other forms of compensation and benefits as it deems necessary. The Business Development and Strategic Planning Committee's responsibilities include developing and monitoring the Company's strategic goals.

     No incumbent director of the Company attended fewer than 75% of the aggregate number of meetings of the Board and committees of the Board during 1994, or the portion thereof during which he served as a director or committee member.

RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

     See "Compensation of Directors and Executive Officers -- Compensation Committee Interlocks and Insider Participation" for information regarding certain relationships and related transactions involving directors which serve or served on the Compensation/Option Committee of the Company's Board.

     Mr. Gallagher, a director of the Company since 1993, was appointed President and Chief Executive Officer of the Company effective May 1, 1995. Mr. Gallagher has been the President and Chief Executive Officer of Griffin Group since April 1992. In connection with Mr. Gallagher's appointment as President and Chief Executive Officer of the Company, the Board has agreed to pay $300,000 per year for his services in this capacity. Such payment is to be made to Griffin Group where Mr. Gallagher remains President and Chief Executive Officer.

     In addition, the Compensation/Option Committee granted options to purchase 500,000 shares of RII Common Stock to Mr. Gallagher, subject to the approval by the Company's shareholders of certain amendments to the 1994 Stock Option Plan.

     As noted above, Mr. Gallagher is a director and the President and Chief Executive Officer of the Company and also serves as the President and Chief Executive Officer of Griffin Group. See "Griffin Services Agreement" and "Other Transactions" under "Compensation of Directors and Executive
Officers -- Compensation Committee Interlocks and Insider
Participation -- Transactions with Management and Others" for a discussion of payments made by the Company and RIH to Griffin Group.

     Mr. Gallagher filed his Initial Statement of Beneficial Ownership of Securities on Form 3, reflecting no securities of the Company owned, in July 1994.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table (the "Summary Compensation Table") sets forth information concerning compensation earned by, paid to or awarded to each individual serving as the Company's Chief Executive Officer or acting in a similar capacity during 1994 and to each of the other executive officers of the Company who were serving as executive officers at December 31, 1994 for services rendered in all capacities to the Company and its subsidiaries.


SUMMARY COMPENSATION TABLE



                                                                           LONG TERM
                                                                        COMPENSATION --
                                                                           NUMBER OF
                                                ANNUAL COMPENSATION        SECURITIES
          NAME AND PRINCIPAL                    -------------------     UNDERLYING STOCK    ALL OTHER
         POSITION DURING 1994            YEAR    SALARY     BONUS       OPTIONS GRANTED    COMPENSATION
---------------------------------------  ----   --------   --------     ----------------   ------------
Matthew B. Kearney.....................  1994   $300,000   $325,000(2)       200,000         $ 17,002(5)
  Office of the President, Executive     1993    281,712    100,000(3)                         26,419
  Vice President -- Finance and Chief    1992    275,000    125,000(4)                         16,074
  Financial Officer
Christopher D. Whitney(1)..............  1994   $178,846   $125,000(2)                       $233,550(5)
  Office of the President, Executive     1993    300,000    100,000(3)                         13,379
  Vice President and Chief of Staff      1992    300,000    125,000(4)                         14,592
David G. Bowden........................  1994   $135,000   $ 70,000(2)        35,000         $ 11,857(5)
  Vice President -- Controller and       1993    135,000                                       31,303
  Chief Accounting Officer               1992    135,000     40,000(4)                          8,126


---------------

(1) Mr. Whitney resigned from all positions with the Company and its subsidiaries as of July 31, 1994.
(2) Includes bonus in recognition of efforts relative to the reorganization of the Company: Mr. Kearney -- $125,000, Mr. Whitney -- $125,000 and Mr. Bowden -- $50,000; and performance bonus for 1994: Mr. Kearney -- $200,000 and Mr. Bowden -- $20,000.
(3) Represents bonus in recognition of efforts relative to the reorganization of the Company.
(4) Represents performance bonus for 1992.
(5) Includes $222,306 lump sum termination benefit to Mr. Whitney; the cost of group life, health, and other insurance coverage: Mr. Kearney -- $11,228, Mr. Whitney -- $7,667 and Mr. Bowden -- $9,157; and the Company's contribution to a defined contribution group retirement plan: Mr.
     Kearney -- $5,774, Mr. Whitney -- $3,577 and Mr. Bowden -- $2,700.

     See also the description of the Griffin Services Agreement under "Compensation Committee Interlocks and Insider Participation -- Transactions with Management and Others -- Griffin Services Agreement" below for a description of compensation to Griffin Group for certain services rendered by Mr. Griffin.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the information concerning options to purchase shares of RII Common Stock which were granted during 1994 to the individuals named in the Summary Compensation Table.

                                                                                              POTENTIAL
                                                                                         REALIZABLE VALUE AT
                                                                                           ASSUMED ANNUAL
                                               INDIVIDUAL GRANTS(1)                        RATES OF STOCK
                             ---------------------------------------------------------   PRICE APPRECIATION
                                NUMBER OF        % OF TOTAL                              FOR OPTION TERM --
                               SECURITIES      OPTIONS GRANTED                                10 YEARS
                               UNDERLYING      TO EMPLOYEES IN   EXERCISE   EXPIRATION   -------------------
           NAME              OPTIONS GRANTED     FISCAL YEAR      PRICE        DATE         5%        10%
---------------------------  ---------------   ---------------   --------   ----------   --------   --------
Matthew B. Kearney.........      200,000             20.0%       $1.03125     8/1/04     $129,710   $328,709
David G. Bowden............       35,000              3.5%        1.03125     8/1/04       22,699     57,524

---------------

(1) These options were granted on August 1, 1994, and are to vest 25% per year on the first four anniversaries of the date granted.

FISCAL YEAR END OPTION VALUE TABLE

     The following table sets forth information as of December 31, 1994, concerning the unexercised options held by executive officers named in the Summary Compensation Table, none of whom exercised options in 1994. No options held by those executive officers were in-the-money at December 31, 1994. Options are "in-the-money" when the fair market value of underlying common stock exceeds the exercise price of the option. The exercisable options held by the named executives have an exercise price of $1.875 per share. The unexercisable options held by the named executives have an exercise price of $1.03125 per share. The closing price of RII Common Stock on December 31, 1994, was $.875 per share.

                                                                          NUMBER OF SECURITIES
                                                                               UNDERLYING
                                                                         UNEXERCISED OPTIONS AT
                                                                            DECEMBER 31, 1994
                                                                      -----------------------------
                                NAME                                  EXERCISABLE     UNEXERCISABLE
--------------------------------------------------------------------  -----------     -------------
Matthew B. Kearney..................................................     87,500          200,000
David G. Bowden.....................................................     25,000           35,000

COMPENSATION OF DIRECTORS

     The Company's non-employee directors are each entitled to receive $35,000 annually as compensation for serving as a director, $500 for each Board meeting attended and $500 for each Committee meeting attended when such Committee meeting is not held on the same day as a Board meeting or another Committee meeting. Also, any non-employee director who, upon the request of the Board or of the Chairman of a Committee of the Board, performs services on behalf of the Company or its subsidiaries in addition to such director's preparation for and attendance at meetings of the Board or its Committees is entitled to receive a per diem fee of $1,250.

     No compensation was paid to Mr. Griffin for his services as a director of the Company in 1994. However, Griffin Group was compensated for certain services provided by Mr. Griffin, including Mr. Griffin's serving as Chairman of the Board of the Company. See the description of the Griffin Services Agreement under "Compensation Committee Interlocks and Insider
Participation -- Transactions with Management and Others -- Griffin Services Agreement" below.

     Messrs. Alvarez, Cowan, Kordsmeier and Sheeline received $10,750 each for their services as directors during 1994, which services terminated as of the Effective Date. Messrs. Fallon, Green, Masson and Naimoli received $35,834, $25,834, $25,834 and $25,834, respectively, for their services during 1994, which services commenced on the Effective Date. Mr. Fallon's compensation includes per diem fees paid to him and his company, A.D. Ventures, Inc., for services on behalf of the Company in addition to preparation for and attendance at meetings. Mr. Gallagher, who served as a director throughout the year 1994, received $39,500 for his services during 1994.

     Pursuant to the 1994 Stock Option Plan, on the date that a director of the Company commences service on the Stock Option Committee, such Committee member automatically shall be granted a non-qualified option to purchase 10,000 shares of RII Common Stock. One half of such options are to be exercisable upon grant and the remainder are to become exercisable on the first anniversary of the grant date. Accordingly, Messrs. Fallon, Green, Masson and Naimoli were each granted options on June 7, 1994 to purchase 10,000 shares of RII Common Stock at $1.03125 per share.

     In addition, see "Election of Directors -- Related Party Transactions and Relationships" for a discussion of compensation to be paid for the services of Mr. Gallagher in his capacity as President and Chief Executive Officer of the Company which services commenced on May 1, 1995. Also discussed are stock options to purchase 500,000 shares of RII Common Stock granted to Mr. Gallagher by the Board, subject to approval by the Company's shareholders of the proposed amendments to the 1994 Stock Option Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has an employment agreement with Mr. Kearney, dated as of May 3, 1991, which was extended to May 1996. Mr. Kearney's agreement, as amended, provides for an annual salary of $300,000. If the Company terminates the executive's employment without cause, as defined, the executive will be entitled to receive base salary payments through the end of his term of employment. If such a termination of his employment follows a change in control, as defined, the executive will receive a lump-sum payment equal to the present value of such base salary payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Fallon, Green, Masson and Naimoli have served as members of the Compensation/Option Committee of the Board since the Effective Date. Messrs. Alvarez, Griffin and Sheeline served as members of the Compensation Committee until the Effective Date. Mr. Griffin also serves as an officer of the Company.


  Transactions with Management and Others


     Griffin Services Agreement. In April 1993 the Company and RIH, the Company's subsidiary which owns and operates the Resorts Casino Hotel, entered into a License and Services Agreement with Griffin Group (the "Griffin Services Agreement") dated and effective as of September 17, 1992 to replace the previous License and Services Agreement among the Company, Merv Griffin and Griffin Group upon its expiration. Pursuant to the Griffin Services Agreement, Griffin Group granted the Company and RIH a non-exclusive license to use the name and likeness of Merv Griffin in certain advertising media and limited merchandising for the sole purpose of advertising and promoting the facilities and operations of the Company and RIH. In connection with such license, Griffin Group will not grant any similar license to any casino/hotel located in Atlantic City during the term of the Griffin Services Agreement, so long as the Company and RIH own or operate casino and hotel facilities there.

     Pursuant to the Griffin Services Agreement, Griffin Group agreed to provide to the Company and RIH, for the term of the Griffin Services Agreement, the non-exclusive services of Merv Griffin, subject to the performance by the Company and RIH of their obligations under the Griffin Services Agreement, (i) as Chairman of the Board of Directors of the Company, (ii) as host, producer, presenter and featured performer relative to certain shows to be presented at the Resorts Casino Hotel, (iii) as consultant and marketing adviser, (iv) in certain capacities, as spokesperson for the Company and RIH and (v) as participant in certain radio, television and print advertisements.

     The Griffin Services Agreement is to continue in force until September 17, 1997 and provides for earlier termination under certain circumstances including, among others, a change of control (as defined) of the Company and RIH and Mr. Griffin ceasing to serve as Chairman of the Board of the Company.

     The Griffin Services Agreement provides for compensation to Griffin Group in the following annual amounts over the five year term: $2,000,000; $2,100,000; $2,205,000; $2,310,000 and $2,425,000. The agreement called for a payment of $4,100,000, upon signing, representing compensation for the first two years of services. Thereafter, the agreement called for annual payments on September 17, each representing a prepayment for the year ending two years hence. In lieu of paying in cash, at the Company's option, it could satisfy its obligation to make any of the payments required under the Griffin Services Agreement by reducing the amount of the Group Note described below under "Indebtedness of Management." In the event of an early termination of the Griffin Services Agreement, and depending on the circumstances of such early termination, all or a portion of the compensation paid to Griffin Group in respect of the period subsequent to the date of termination may be required to be repaid to the Company and RIH.

     RIH made the $4,100,000 payment for the first two years under the Griffin Services Agreement in April 1993. In September 1993, the Company satisfied the obligation to make the $2,205,000 payment for the year ending September 16, 1995 by reducing the Group Note by that amount. In May 1994, as contemplated in the 1994 Plan, the Company satisfied the $2,310,000 obligation to Griffin Group for the fourth year of the Griffin Services Agreement by reducing the principal amount of the Group Note in an equal amount. The final payment required under the agreement, $2,425,000, was to be due in September 1995. On August 1, 1994, following review and approval by the independent members of the Company's Board of Directors, the Company agreed to issue 1,940,000 shares of RII Common Stock to ARH, an affiliate of Griffin Group through which Mr. Griffin holds certain securities of the Company, in satisfaction of this final payment obligation. The closing price of RII Common Stock on the date of the agreement was $1.0625 per share. The shares are not registered under the Securities Act of 1933 and are restricted securities.

     As additional compensation provided for in the Griffin Services Agreement, on the Effective Date the Company issued to ARH, as assignee from Griffin Group, a warrant to purchase 4,666,850 shares of RII Common Stock at $1.20 per share (the "Griffin Warrant"). The Griffin Warrant is exercisable through May 3, 1998.

     The Company and RIH also have agreed to indemnify Merv Griffin and Griffin Group for certain costs and liabilities arising in connection with the Griffin Services Agreement or Merv Griffin's services, or the service of any employee of Griffin Group, as a director or officer of the Company or any subsidiary thereof.

     Pursuant to the Griffin Services Agreement, the Company and RIH have agreed to maintain comprehensive public liability, personal injury and umbrella insurance coverage in specified amounts for both Griffin Group and Merv Griffin, individually.

     The Company and RIH also have agreed to reimburse Griffin Group for certain expenses incurred by Griffin Group and Merv Griffin in connection with the license and services agreed to under the Griffin Services Agreement.

     Other Transactions. The Company and its subsidiaries reimbursed Griffin Group $296,000 for charter air services rendered in 1994 to Mr. Griffin, as well as other directors and officers of the Company and its subsidiaries, for travel related to Company business.

     In 1994 the Company and RIH incurred charges from unaffiliated parties of $394,000 in producing the live television broadcast of "Merv Griffin's New Year's Eve Special" from the Resorts Casino Hotel.

     See also "Election of Directors -- Related Party Transactions and Relationships" for a discussion of compensation to be paid by the Company for the services of Thomas E. Gallagher as President and Chief Executive Officer of the Company.

     Antonio C. Alvarez II, a shareholder of Alvarez & Marsal, Inc., was a member of the Board of Directors of the Company from September 1990 until the Effective Date. In 1994 the Company paid Alvarez & Marsal, Inc. $225,000 and issued 112,500 shares of the RII Common Stock as compensation for financial advisory services rendered in connection with the reorganization of the Company.


  Indebtedness of Management


     Pursuant to the 1990 plan of reorganization (the "1990 Plan") of the Company and certain of its subsidiaries, in September 1990, the Company received $12,345,000 in cash and an $11,000,000 promissory note (the "Griffin Note") from Merv Griffin for 4,400,000 shares of RII Common Stock purchased by him.

In April 1993, in accordance with the Griffin Services Agreement described above under "Transactions with Management and Others -- Griffin Services Agreement", simultaneous with RIH's payment to Griffin Group of $4,100,000 for the first two years of service under the agreement, Mr. Griffin made a partial payment of principal and interest in the amount of $4,100,000 on the Griffin Note. This resulted in a remaining balance of $7,523,333. The Griffin Note was then canceled and a new note from Griffin Group (the "Group Note") in the amount of $7,523,333 was substituted therefor. The Group Note was payable on demand and bore interest at the rate of 3% per year. Merv Griffin personally guaranteed payment of the Group Note. As noted above, the balance of the Group Note was reduced by $2,205,000 in September 1993 and by $2,310,000 in May 1994 in satisfaction of fees due to Griffin Group under the Griffin Services Agreement. Also in May 1994, as part of the reorganization of the Company, Griffin Group repaid the remaining principal balance of $3,008,000 and accrued interest thereon.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report was prepared on behalf of the various members of the Board of Directors who participated in the executive compensation decisions during the year ended December 31, 1994. Prior to May 3, 1994, the effective date of the Company's reorganization, Merv Griffin, Antonio C. Alvarez II, and Paul C. Sheeline served as the Compensation Committee. Subsequent to May 3, 1994, the members of the Compensation/Option Committee were Vincent J. Naimoli
(Chairman), Jay M. Green, Charles M. Masson and William J. Fallon. In summary, and as indicated below, incentive compensation awarded to executive officers was based upon individual performance, whether such individual performance was related to specific tasks or to the Company's financial performance. Amounts awarded are determined on a subjective basis, rather than calculated pursuant to specific formulas, although certain financial targets are used to measure the Company's financial performance.

  Background

     In September 1990, the Company emerged from bankruptcy under the 1990 Plan which 1990 Plan would have left the Company financially viable, had the Company been able to (i) sell its Paradise Island operations and properties at their then estimated value and (ii) generate substantial excess cash flow from its operations and the contemplated sale of its non-operating real estate in Atlantic City, New Jersey. The recession in the United States, the acute competition in Atlantic City and The Bahamas, and the impact of the conflict in the Persian Gulf in early 1991 and its effect on transportation and tourism all adversely affected the Company's financial stability. In late 1991 the Company engaged financial advisers to assist it in the development and analysis of financial alternatives as well as the development of a long-term financial plan. The analysis indicated, among other things, that a total debt restructuring was necessary and that the separation of the Paradise Island operations from the rest of the Company was advantageous. Discussions commenced with representatives of certain noteholders of the Company and in December 1992 a preliminary agreement for the restructuring was reached. This agreement became more complex when a prospective purchaser of the Paradise Island operations was identified in the summer of 1993. The Company signed a purchase agreement for the sale of the Paradise Island operations in October 1993, disseminated an "Information Statement/Prospectus for Solicitation of Votes on Prepackaged Plan of Reorganization" in February 1994, filed the 1994 Plan of Reorganization with the Bankruptcy Court in March 1994 and emerged from bankruptcy on May 3, 1994. As a result of the reorganization, the principal amount of the Company's publicly held recourse debt was reduced from $518,000,000 to $160,000,000 and common equity was diluted by only 40%.

  Base Salary

     Base salaries of executive officers did not change during 1994. The latest such change was in 1993 and resulted as the Company's former President and Chief Executive Officer resigned in October 1993. The Company's previous Board of Directors created an Office of the President and named Christopher D. Whitney and Matthew B. Kearney as members of that office. At that time Mr. Kearney's annual base salary was increased to $300,000, a 9% increase, to equal that of Mr. Whitney's.

  Other Cash Compensation

     In April 1994, after the 1994 Plan was confirmed and prior to its effective date, the previous Board of Directors, recognizing that the Company had successfully and expediently completed the bankruptcy process, awarded cash bonuses of $125,000 to each member of the Office of the President and $50,000 to David G. Bowden, the Company's Vice President -- Controller.

     In July 1994, Mr. Whitney resigned and was granted a lump sum termination benefit as provided for in his employment agreement.

     In March 1995, in recognition of (i) their continuing role in the reorganization process, (ii) the 1994 financial performance of the Resorts Casino Hotel, which was its best performance since 1987, and (iii) achieving the 1994 target earnings before interest, taxes and depreciation, the Compensation/Option Committee awarded Messrs. Kearney and Bowden cash bonuses of $200,000 and $20,000, respectively.

  Long-Term Incentive Compensation

     The 1994 Plan, effective May 3, 1994, included the adoption of the 1994 Stock Option Plan, the purpose of which is to attract, retain and motivate the officers, directors and key employees of the Company and the officers and key employees of the Company's subsidiaries. With the proliferation of gaming throughout the United States and in light of the fact that the Company has been through the bankruptcy process twice in the last five years, in August 1994 the Compensation/Option Committee granted to Messrs. Kearney and Bowden options to purchase 200,000 and 35,000 shares, respectively, of the RII Common Stock as long-term incentive compensation.

                                          Member of Compensation Committee
                                          for the period to May 3, 1994

                                            Merv Griffin

                                          Compensation/Option Committee
                                          for the period from May 3, 1994

                                            Vincent J. Naimoli, Chairman
                                            William J. Fallon
                                            Jay M. Green
                                            Charles M. Masson

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on RII Common Stock with that of the Dow Jones Equity Market Index and the Dow Jones Industry Group Index for the Entertainment & Leisure -- Casinos industry group. The stock performance used herein is calculated by assuming $100 was invested at September 17, 1990, the date RII Common Stock commenced trading on a "when issued" basis following the Company's emergence from bankruptcy under the 1990 Plan. The computation of cumulative total shareholder performance assumes reinvestment of dividends; however, the Company paid no dividends on the RII Common Stock during the periods presented.


[Description of Stock Price Performance Graph: The Stock Price Performance Graph Illustrates the data points presented in the following table in linear form for each of (i) the RII Common Stock, (ii) the Dow Jones Equity Market Index and (iii) the Dow Jones Industry Group Index-Casinos.]



                                        09/17/90        12/31/90         12/31/91     12/31/92        12/31/93        12/31/94
RII Common Stock                           100             46              92           54              100                54
Dow Jones Equity Market Index              100            105             139          151              166               167
Dow Jones Industry Group                   100            105             161          249              380               292
  Index-Casinos


                              REVERSE STOCK SPLIT

     The Board unanimously has approved, and recommends to the holders of the RII Common Stock that they approve, the Reverse Stock Split. If approved by the shareholders, the Reverse Stock Split may be effected, as described below.

     The intent of the Reverse Stock Split is to reduce the number of shares of RII Common Stock outstanding and to increase the marketability and liquidity of the RII Common Stock. If the Reverse Stock Split is approved by the holders of the RII Common Stock at the Annual Meeting, the Reverse Stock Split will be effected unless there is a subsequent determination by the Board that the Reverse Stock Split is not in the best interests of the Company and its shareholders. Although the Board believes as of the date of this Proxy Statement that the Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board at any time before, during or after the Annual Meeting and prior to filing the proposed amendment to the Restated Certificate, as set forth in Exhibit A to this Proxy Statement.

     The discussion of the Reverse Stock Split set forth below is qualified in its entirety by reference to Exhibit A, which is incorporated herein by reference.

PURPOSES OF THE REVERSE STOCK SPLIT

     The principal purpose of the Reverse Stock Split is to reduce the number of shares of RII Common Stock outstanding. The Board believes that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization due to the issuance of additional shares of RII Common Stock in connection with the reorganization of the Company in 1994.

     The Board of Directors believes that a decrease in the number of authorized and outstanding shares of RII Common Stock, without any material alteration of the proportionate economic interest in the Company held by individual shareholders, may increase the trading price of the outstanding shares to a price more appropriate for an exchange-listed security, although no assurance can be given that the market price of the RII Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split.

     Additionally, the Board of Directors believes that the current per share price of the RII Common Stock may limit the effective marketability of the RII Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling "odd lots" created by the Reverse Stock Split.

     The Board believes that the decrease in the number of shares of RII Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in the RII Common Stock by the financial community and the investment public and possibly promote greater liquidity for the holders of the RII Common Stock. It is possible, however, that liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although any increase in the market price of the RII Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly high trading commissions on the market for the shares.

     There can be no assurances, however, that the foregoing effects will occur or that the market price of the RII Common Stock immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, or that such market price will approximate five times the market price before the proposed Reverse Stock Split.

EFFECT OF THE REVERSE STOCK SPLIT

     If the Reverse Stock Split is approved by the holders of RII Common Stock at the Annual Meeting, and unless there is a subsequent determination by the Board of Directors that the Reverse Stock Split is not in the best interests of the Company and its shareholders, an amendment to Article IV of the Restated Certificate, in the form set forth in Exhibit A hereto, would be filed with the Secretary of State of the State of Delaware on any date (the "Reverse Split Date") selected by the Board on or prior to the Company's next annual meeting of shareholders. The Reverse Stock Split would become effective as of 5:00 p.m. on the date of such filing. Without any further action on the part of the Company or the holders of the RII Common Stock, the shares of RII Common Stock held by shareholders of record as of the Reverse Split Date would be converted at 5:00 p.m. on the Reverse Split Date into the right to receive an amount of whole shares of new RII Common

Stock equal to the number of their shares divided by five. The number of authorized shares of RII Common Stock would be reduced from 100,000,000 to 20,000,000.

     No fractional shares would be issued, and no such fractional share interest would entitle the holder thereof to vote or to any rights of a shareholder of the Company. In lieu of any such fractional shares, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) will be issued to the Company's transfer agent, Chemical Bank (the "Exchange Agent"), or its nominee, as agent for the accounts of all holders of shares of RII Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Stock Split. Sales of fractional interests will be effected by the Exchange Agent as soon as practicable on the basis of prevailing market prices of the RII Common Stock on the American Stock Exchange at the time of sale. After the Reverse Split Date, the Exchange Agent will pay to such shareholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. The interest in the Company of any holder of fewer than five shares of RII Common Stock prior to the Reverse Split Date would thereby be terminated.

     Approval of the Reverse Stock Split would not affect any continuing shareholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment in cash of fractional shares. The shares of RII Common Stock which would be issued upon approval of the Reverse Stock Split would be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of RII Common Stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof.

     The par value of the RII Common Stock would remain at $0.01 per share following the Reverse Stock Split, and the number of shares of RII Common Stock outstanding would be reduced. As a consequence, the aggregate par value of the outstanding RII Common Stock would be reduced, while the aggregate capital in excess of par value attributable to the outstanding RII Common Stock for statutory and accounting purposes would be correspondingly increased. Under Delaware law, the Board would have the authority, subject to certain limitations, to transfer some or all of such capital in excess of par value from capital to surplus, which could be distributed to shareholders as dividends or used by the Company to repurchase outstanding stock. The Company has no plans to reduce capital at this time.


     The RII Common Stock is listed for trading on the American Stock Exchange. The number of holders of the RII Common Stock on the Record Date was approximately 17,000. The Company does not currently anticipate that the Reverse Stock Split would result in a reduction in the number of holders large enough to jeopardize continued listing of the RII Common Stock on the American Stock Exchange.



     As of the Record Date, the number of issued and outstanding shares of RII Common Stock was 39,705,172. As a result of the Reverse Stock Split, the aggregate number of shares of RII Common Stock that would be issued and outstanding would be 7,941,034, and 10,377,035 shares would be authorized and unissued (after the reservation of an additional 1,681,931 shares of RII Common Stock for issuance upon exercise of outstanding stock options under the Company's prior Senior Management Stock Option Plan (the "1990 Stock Option Plan"), the 1994 Stock Option Plan and the Griffin Warrant). Although the 1990 Stock Option Plan was terminated on the Effective Date of the Company's reorganization in 1994, certain options granted under the 1990 Stock Option Plan remain outstanding.



     Pursuant to the terms of the 1994 Stock Option Plan, the total number of shares reserved for grants and all options granted under the plan would be reduced proportionately. All options granted under the 1990 Stock Option Plan also would be reduced proportionately. The cash consideration payable per share upon exercise of the options pursuant to these plans would be increased proportionately. Similarly, the total number of shares issuable upon exercise of the Griffin Warrant would be decreased proportionately and the cash consideration payable per share upon exercise of the Griffin Warrant would increase proportionately.

     The following table illustrates the principal effects of the proposed Reverse Stock Split, as of the Record Date:



                                                             PRIOR TO REVERSE       AFTER REVERSE
             NUMBER OF SHARES OF RII COMMON STOCK:             STOCK SPLIT           STOCK SPLIT
    -------------------------------------------------------  ----------------       -------------
    Authorized.............................................     100,000,000           20,000,000
    Outstanding............................................      39,705,172            7,941,034
    Reserved for issuance upon exercise of options granted
      under the 1994 Stock Option Plan.....................       1,608,500(1)           321,700(1)
    Reserved for issuance upon exercise of options granted
      under the 1990 Stock Option Plan.....................       1,414,381              282,876
    Reserved for issuance upon exercise of the Griffin
      Warrant..............................................       4,666,850              933,370
    Reserved for issuance in connection with future grants
      under the 1994 Stock Option Plan.....................         719,925              143,985
    Available for future issuance by action of the Board
      (after giving effect to the reservations above)......      51,885,172           10,377,035


---------------

(1) Includes options to purchase an aggregate of 575,000 shares (115,000 shares after the Reverse Stock Split) of RII Common Stock granted to Messrs. Gallagher and Cohen subject to shareholder approval of certain amendments to the 1994 Stock Option Plan.

EXCHANGE OF STOCK CERTIFICATES

     If the Reverse Stock Split is consummated, as soon as practicable after the Reverse Split Date the Company will send a letter of transmittal to each shareholder of record on the Reverse Split Date for use in transmitting certificates representing shares of RII Common Stock ("Old Certificates") to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of new RII Common Stock. No new certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all Old Certificates, shareholders will receive a new certificate or certificates representing the number of whole shares of new RII Common Stock into which their shares of RII Common Stock represented by the Old Certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding Old Certificates held by shareholders will be deemed for all purposes to represent the number of whole shares of RII Common Stock to which such shareholders are entitled as a result of the Reverse Stock Split. Shareholders should not send their Old Certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     No service charges will be payable by holders of shares of RII Common Stock in connection with the exchange of certificates, all expenses of which will be borne by the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to shareholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted. It does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to shareholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). The summary does not discuss any consequence of the Reverse Stock Split under any state, local or foreign tax laws.


     No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the Federal income tax consequences to the shareholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


     The Company believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its shareholders. If the Reverse Stock Split qualifies as a recapitalization described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), (i) no gain or loss will be recognized by holders of RII Common Stock who exchange their RII Common Stock for new RII Common Stock, except that holders of RII Common Stock who receive cash proceeds from the sale of fractional shares of RII Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the basis of their RII Common Stock allocated to their fractional share interests, and such gain or loss, if any, will constitute capital gain or loss if their fractional share interests are held as capital assets at the time of their sale, (ii) the tax basis of the new RII Common Stock received by holders of RII Common Stock will be the same as the tax basis of the RII Common Stock exchanged therefor, less the tax basis allocated to fractional share interests and (iii) the holding period of the new RII Common Stock in the hands of holders of new RII Common Stock will include the holding period of their RII Common Stock exchanged therefor, provided that such RII Common Stock was held as a capital asset immediately prior to the exchange.

VOTE REQUIRED FOR APPROVAL

     The approval of the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of RII Common Stock. Holders of Class B Stock do not have the right to vote on the approval of the Reverse Stock Split.


     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED REVERSE STOCK SPLIT.


                       CHANGE OF THE NAME OF THE COMPANY

GENERAL

     The Board unanimously has approved, and recommends to the holders of RII Common Stock that they approve, an amendment to the Restated Certificate that would amend Article I thereof to change the name of the Company to "Griffin Gaming & Entertainment, Inc.".

     The name "Resorts International, Inc." dates from the time when the Company owned and operated resort facilities in The Bahamas as well as casinos located in The Bahamas and in Atlantic City, New Jersey, and pre-dates Merv Griffin's involvement with the Company. Since the sale of the Company's Paradise Island properties located in The Bahamas in May 1994, the Company's sole remaining casino has been Merv Griffin's Resorts Casino Hotel located in Atlantic City, New Jersey. The Board has concluded that the name "Resorts International, Inc." no longer aptly describes the scope of the Company's business, and that the name "Griffin Gaming & Entertainment, Inc." would better describe the Company's intention to expand and diversify its business in both the gaming and entertainment industries, as well as to capitalize on the advantages provided by Mr. Griffin's major role in the Company.

     The change of name will not affect in any way the validity or transferability of stock certificates currently outstanding, the capital structure of the Company or the listing of any of its securities on the American Stock Exchange, although a new stock exchange ticker symbol will be adopted to reflect the Company's new name.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the outstanding shares of RII Common Stock is required for approval of the amendment to the Restated Certificate. If the amendment is approved by the shareholders, the amendment will become effective upon filing with the Secretary of State of the State of Delaware. Holders of Class B Stock do not have the right to vote on the amendment.


     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE.


                      AMENDMENTS TO 1994 STOCK OPTION PLAN

     The Board unanimously has approved, and recommends to the holders of RII Common Stock that they approve, amendments to the 1994 Stock Option Plan to (i) permit the grant of non-qualified stock options to directors of subsidiaries of the Company who are not also key employees, officers or directors of the Company or key employees or officers of a subsidiary of the Company and to consultants and others providing services to the Company and (ii) increase the maximum number of options that may be granted to Officer and Key Employee Participants in any one year (collectively, the "Proposed Amendments").

     The 1994 Stock Option Plan initially was adopted in 1994 to afford certain of the Company's directors, officers and key employees, and the officers and key employees of subsidiaries of the Company, an opportunity to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in, and a greater concern for the welfare of, the Company and its subsidiaries.

OPTIONS AVAILABLE UNDER THE 1994 STOCK OPTION PLAN

     The 1994 Stock Option Plan currently provides for the grant of options to purchase not more than 2,333,425 shares of RII Common Stock (466,685 shares, giving effect to the Reverse Stock Split). As of March 31, 1995, options to purchase an aggregate of 1,038,500 shares (207,700 shares, giving effect to the Reverse Stock Split) of RII Common Stock had been granted under the 1994 Stock Option Plan. Additionally, the Compensation/Option Committee has granted options to purchase an aggregate of an additional 575,000 shares (115,000 shares, giving effect to the Reverse Stock Split) of RII Common Stock, consisting of options granted to Thomas E. Gallagher to purchase 500,000 shares (100,000 shares, giving effect to the Reverse Stock Split) of RII Common Stock and options granted to Lawrence Cohen to purchase 75,000 shares (15,000 shares, giving effect to the Reverse Stock Split) of RII Common Stock, which grants are subject to approval of the Proposed Amendments to the 1994 Stock Option Plan at the Annual Meeting by the holders of RII Common Stock. Mr. Gallagher is a Director and the President and Chief Executive Officer of the Company. Mr. Cohen is a director of RIH and RIHF, subsidiaries of the Company. Messrs. Gallagher and Cohen are officers and key employees of Griffin Group. See "Election of Directors -- Nominees to Board of Directors", "Election of Directors -- Related Party Transactions and Relationships" and "Compensation of Directors and Executive Officers".

                               New Plan Benefits
                             1994 Stock Option Plan


              NAME AND POSITION                                    NUMBER OF OPTIONS
---------------------------------------------            -------------------------------------
Thomas E. Gallagher..........................  500,000   (100,000 after giving effect to the
  President, Chief Executive Officer and                 Reverse Stock Split)
  Director of the Company
Lawrence Cohen...............................   75,000   (15,000 after giving effect to the
  Director of RIH and RIHF                               Reverse Stock Split)


     After the grant of options to Messrs. Gallagher and Cohen described above, options to purchase 719,925 shares of RII Common Stock (143,985 shares giving effect to the Reverse Stock Split) would remain available under the 1994 Stock Option Plan for future grants.

OTHER KEY PROVISIONS OF 1994 STOCK OPTION PLAN

     The key provisions of the 1994 Stock Option Plan, as proposed to be amended (and adjusting all share numbers to give effect to the Reverse Stock Split), are set forth below.


  Funding and Eligibility


     The 1994 Stock Option Plan is unfunded. The 1994 Stock Option Plan is administered by a committee appointed by the Board (the "Option Committee"). The Option Committee consists solely of "disinterested" directors, as that term is defined for purposes of satisfying Rule 16b-3 of the Exchange Act and of "outside directors", as that term is defined in Section 162(m) of the Code.

     Grants may be made under the 1994 Stock Option Plan (i) to key employees and officers of the Company or any of its subsidiaries who are regularly employed on a salaried basis by the Company or any of its subsidiaries (the "Officer and Key Employee Participants"), (ii) to directors of the Company who do not serve on the Option Committee (the "Director Participants"), (iii) to directors of the Company who serve on the Option Committee or who have been named to serve on the Option Committee in the future (the "Committee Participants"), (iv) to directors of any subsidiary of the Company who are not also key employees, officers or directors of the Company or key employees or officers of a subsidiary of the Company (the "Subsidiary Director Participants") and (v) to consultants and others providing services to the Company or any of its subsidiaries (the "Consultant Participants").


     Under the 1994 Stock Option Plan both tax benefitted incentive stock options ("Incentive Stock Options") and non-qualified stock options that are not tax benefitted ("Non-Qualified Stock Options") may be granted. However, Incentive Stock Options may be granted only to Officer and Key Employee Participants.



     The Board believes that the eligibility of Subsidiary Director Participants and Consultant Participants to receive Non-Qualified Stock Options is consistent with the broad objectives of the 1994 Stock Option Plan. On March 27, 1995, the Compensation/Option Committee granted a Non-Qualified Stock Option for 15,000 shares of RII Common Stock at an exercise price equal to the average of the high and low sales prices of the RII Common Stock on such date to Lawrence Cohen. Mr. Cohen is a director of RIH and RIHF, but is neither a key employee or officer of the Company or any of its subsidiaries. The grant is subject to approval of the Proposed Amendments by the shareholders at the Annual Meeting.



  Awards to Officer and Key Employee Participants and Director Participants


     Subject to the express requirements of the 1994 Stock Option Plan, the terms of any and all awards granted to Officer and Key Employee Participants and Director Participants will be determined by, and subject to the conditions imposed by, the Option Committee, including provisions as to the exercisability, expiration, termination or forfeiture of options.

     The 1994 Stock Option Plan currently provides that the Company may not grant to Officer and Key Employee Participants in any fiscal year options cumulatively exercisable for more than 46,660 shares of RII Common Stock. The Board proposes that the 1994 Stock Option Plan be amended to increase the limit on annual option grants to 100,000 shares in order to provide the Company with greater flexibility in attracting and rewarding qualified executive officers and key employees. On March 27, 1995, the Compensation/Option Committee granted a Non-Qualified Stock Option for 100,000 shares of RII Common Stock at an exercise price equal to the average of the high and low sales prices of the RII Common Stock on such date to Thomas E. Gallagher, who became President and Chief Executive Officer of the Company as of May 1, 1995. The grant is subject to approval of the Proposed Amendments by the shareholders at the Annual Meeting.


     The 1994 Stock Option Plan authorizes the Option Committee to grant to Officer and Key Employee Participants and Director Participants options to purchase RII Common Stock at an amount not less than (i) the fair market value per share of RII Common Stock at the time the options are awarded, or (ii) in the event that such award is an Incentive Stock Option granted to a person who, at the time such option is granted, owns shares of capital stock of the Company, or any subsidiary corporation thereof, which possess more than 10% of the total combined voting power of all classes of capital stock of the Company or of such subsidiary of the Company (a "10% Owner"), 110% of the fair market value per share of RII Common Stock at the time such Incentive Stock Option is awarded. The fair market value of the RII Common Stock is deemed to be the average of the high and low sale prices of the RII Common Stock on the date of grant of such option, or if there are no sales on such date, the average closing bid and asked prices.

     Options granted under the 1994 Stock Option Plan to Officer and Key Employee Participants expire one year after the optionee's death, one year after termination of the optionee's employment because of disability, immediately upon termination of the optionee's employment for "good cause" (as defined in the 1994 Stock Option Plan) and three months after termination of an optionee's employment for any other reason. Options granted to Director Participants expire one year after an optionee's death, one year after termination of the optionee's employment because of disability, and one year after the optionee ceases to be a director. Notwithstanding the foregoing, options granted to Officer and Key Employee Participants and Director Participants expire ten years after the date of grant (five years in the case of a 10% Owner), or at such earlier time as the Option Committee may provide.


  Awards to Committee Participants


     Under the 1994 Stock Option Plan, on the date that a director first commences service on the Option Committee, such director automatically will be granted an option to purchase 2,000 shares (after giving effect to the Reverse Stock Split) of RII Common Stock, half of which will be exercisable upon grant and half of which will be exercisable upon the first anniversary of the grant. During the term of the 1994 Stock Option Plan on the third business day following the date of any annual meeting of the holders of the RII Common Stock at which directors are elected, each person who is on such day serving on the Option Committee or has been named to serve on the Option Committee automatically will be granted an option to purchase 1,000 shares (after giving effect to the Reverse Stock Split) of RII Common Stock, which option will be fully exercisable upon grant. Options granted under the 1994 Stock Option Plan to Committee Participants expire one year after an optionee's death or cessation of service as a director. Notwithstanding the foregoing, in all cases options granted to Committee Participants expire ten years after the date of grant. The exercise price of such options equals the fair market value of the underlying shares of RII Common Stock as of the date such options are granted.


  Awards to Subsidiary Director Participants and Consultant Participants


     Subject to the express requirements of the 1994 Stock Option Plan, the terms of any and all awards granted to Subsidiary Director Participants and Consultant Participants will be determined by, and subject to the conditions imposed by, the Option Committee, including provisions as to the exercisability, expiration, termination or forfeiture of options.


  Other Option Provisions


     The 1994 Stock Option Plan provides that all options immediately become fully exercisable upon a "change in control", as defined in the 1994 Stock Option Plan. The 1994 Stock Option Plan deems a "change in control" to have occurred if any corporation, person or group acquires a majority of the RII Common Stock or a majority of the Company's outstanding voting securities, or if within a two-year period a majority of the Company's Board is replaced by persons who were not directors at the beginning of such period and who were not nominated or ratified by at least two-thirds of the directors who were directors at the beginning of such two-year period. For purposes of the 1994 Stock Option Plan, the election of a majority of the Board by the holders of the Class B Stock pursuant to the Restated Certificate will not constitute such a "change of control".

     No option granted under the 1994 Stock Option Plan may be transferred other than by will or the laws of descent and distribution or, except as to Incentive Stock Options, pursuant to a qualified domestic relations order (as defined in the Code). Options may be exercised during the recipient's lifetime only by the recipient or by his or her guardian or legal representative.

     An option under the 1994 Stock Option Plan may permit the recipient to pay all or part of the purchase price of the shares issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by delivering a sufficient amount of shares of stock of the Company or by having such number of shares withheld from the amount otherwise issuable upon exercise of the option (the fair market value thereof being calculated as of the date next preceding the date of exercise) or otherwise as the Option Committee may determine according to the terms and conditions of the 1994 Stock Option Plan.

     The 1994 Stock Option Plan authorizes the Option Committee to provide for arrangements under which brokers that are compensated by the Company provide temporary financing to assist an optionee in paying the exercise price of an option, such financing to be paid off by the sale of shares issuable upon exercise of the option.


  Amendment and Termination


     Under the 1994 Stock Option Plan, the Board is able to alter, amend, suspend or terminate the 1994 Stock Option Plan, provided that no such action may alter or impair any option granted to any optionee pursuant to the 1994 Stock Option Plan without the optionee's consent. Except as provided in the 1994 Stock Option Plan, no amendment by the Board, unless taken with the approval of the shareholders of the Company, may:

          (1) materially increase the benefits accruing to participants under the 1994 Stock Option Plan;

          (2) increase the number of shares of RII Common Stock which may be issued under the 1994 Stock Option Plan (except for permitted adjustments pursuant to certain dilutive events);

          (3) materially modify the requirements as to eligibility for participation in the 1994 Stock Option Plan; or

          (4) decrease the minimum exercise price of an Incentive Stock Option.

FEDERAL INCOME TAX TREATMENT


     The following is a brief description of the Federal income tax treatment which generally will apply to benefits or awards ("Awards") made under the 1994 Stock Option Plan, based on Federal income tax laws in effect on the date hereof. The exact Federal income tax treatment of Awards will depend on the specific nature of any such Award. BECAUSE THE FOLLOWING PROVIDES ONLY A BRIEF SUMMARY OF THE GENERAL FEDERAL INCOME TAX RULES, INDIVIDUALS SHOULD NOT RELY THEREON FOR INDIVIDUAL TAX ADVICE, AS EACH TAXPAYER SITUATION AND THE CONSEQUENCES OF ANY PARTICULAR TRANSACTION WILL VARY DEPENDING UPON THE SPECIFIC FACTS AND CIRCUMSTANCES INVOLVED. RATHER, EACH TAXPAYER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISER FOR PARTICULAR FEDERAL, AS WELL AS STATE AND LOCAL INCOME AND ANY OTHER TAX ADVICE.



  Incentive Stock Options


     Pursuant to the 1994 Stock Option Plan, participants may be granted options which are intended to qualify as Incentive Stock Options under the provisions of section 422 of the Code. Generally, the optionee is not taxed and the Company is not entitled to a deduction on the grant or the exercise of an Incentive Stock Option. However, if the optionee disposes of the shares acquired upon the exercise of an Incentive Stock Option at any time within (i) one year after the date the shares are transferred to the optionee pursuant to the exercise of such Incentive Stock Option or (ii) two years after the date of grant of such Incentive Stock Option (a "disqualifying disposition"), the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the amount realized on the date of such disposition or the fair market value of the Company's stock on the date of exercise, over the exercise price of such Incentive Stock Option (with any remaining gain being taxed as a capital gain). In such an event, the Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by such optionee. If the optionee does not dispose of the option shares within the above described time limits, there will be no ordinary income recognized upon any subsequent sale or other disposition of the shares, but rather capital gain or loss will be recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. The Company will not be entitled to any deduction in this event. Finally, exercise of an Incentive Stock Option may result in alternative minimum tax liability for the optionee. Any excess of the fair market value of the stock on the date the Incentive Stock Option is exercised over the option exercise price will be included in the calculation of the optionee's alternative minimum taxable income, which may subject the optionee to the alternative minimum tax at a rate of up to 28%. The portion of any such alternative minimum tax attributable to the exercise of an Incentive Stock Option can be credited against the optionee's regular tax liability in later years to the extent that in any such year the optionee's regular tax liability exceeds the alternative minimum tax.


  Non-Qualified Stock Options



     The grant of an option which does not qualify for treatment as an Incentive Stock Option generally is not a taxable event for the optionee. However, upon exercise, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and the Company will generally be entitled to a deduction equal to such amount. Upon the later disposition of the option shares acquired upon exercise, appreciation (or depreciation) after the date of exercise will be treated as capital gain (or loss) to the optionee and will have no tax effect as to the Company.



  Special Rules for Section 16 Insiders


     If a Non-Qualified Stock Option has been held for less than six months at the time of exercise, and the exercise price of the option is equal to or less than the fair market value of the acquired shares at the time of exercise, an officer, director or more than 10% shareholder of the Company subject to the provisions of Section 16 of the Exchange Act (an "Insider") will not be taxed until the earlier of (i) the expiration of the six-month holding period beginning on the date of grant of the Non-Qualified Stock Option, or (ii) the sale of the acquired shares, at which time the Insider will recognize ordinary income in an amount equal to the excess, if any, of the then fair market value of the acquired shares over the exercise price of the Non-Qualified Stock Option. Alternatively, pursuant to Section 83(b) of the Code, the Insider may elect within 30 days after exercise of the Non-Qualified Stock Option to recognize ordinary income equal to the excess, if any, of the fair market value of the RII Common Stock on the date of exercise over the exercise price. The capital gains holding period for the acquired shares will commence immediately following the date on which the optionee is required to recognize ordinary income, and any appreciation (or depreciation) realized following such date, will be taxed as a capital gain (or loss).


  Miscellaneous


     Special rules apply in cases where the participant pays the exercise or purchase price of awards or applicable withholding tax obligations under the 1994 Stock Option Plan by delivering previously owned RII Common Stock or by reducing the amount of shares or other property otherwise issuable pursuant to the award. The surrender in the circumstances below or withholding of such stock will be a taxable event, resulting in the recognition of gain or loss. Such gain will be taxable as ordinary income if the stock surrendered or withheld either
(i) was acquired upon exercise of an Incentive Stock Option and the surrender takes place within one year after the exercise or two years after the date of grant of the Incentive Stock Option or (ii) is both subject to a substantial risk of forfeiture and is not freely transferable for purposes of Section 83 of the Code if the market value of such stock is in excess of the amount paid for the stock and no election has been made under Section 83(b) of the Code. In addition, shares withheld on the exercise of a Non-Qualified Stock Option in order to pay tax withholding should result in tax on the withheld shares in an amount equal to the difference between the fair market value of the shares (on the date of exercise) and the exercise price.

     Generally, the Company will receive a deduction equal to, and will be required to withhold applicable taxes with respect to, any ordinary income recognized by a participant in connection with awards made under the 1994 Stock Option Plan.

     The 1994 Stock Option Plan is not a "qualified plan" within the meaning of
Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Grants of options under the 1994 Stock Option Plan are intended to qualify as "performance-based compensation" that is excluded from the limitation on the deductibility of compensation paid to certain executive officers under Section 162(m) of the Code.

     Upon the accelerated exercisability of an option in connection with a change in ownership or control of the Company, depending upon the individual circumstances of the recipient participant, certain amounts with respect to such awards may constitute "excess parachute payments" under the golden parachute provisions of the Code. Pursuant to these provisions a participant will be subject to a 20% excise tax on any "excess parachute payment" and the Company will be denied any deduction with respect to such excess parachute payment.

TEXT OF PROPOSED AMENDMENTS

     Exhibit B to this Proxy Statement sets forth the revised content of those paragraphs of the 1994 Stock Option Plan that are being amended pursuant to the Proposed Amendments.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of RII Common Stock represented at the Annual Meeting is required for approval of the Proposed Amendments. If the amendments are approved by the shareholders, they will become effective immediately. Holders of Class B Stock do not have the right to vote on the amendments to the 1994 Stock Option Plan.


     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENTS TO THE 1994 STOCK OPTION PLAN.


                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The independent public accountants selected by the Board for the Company's fiscal year ending December 31, 1995 are Ernst & Young LLP. This selection is being presented to the holders of RII Common Stock for ratification. Ernst & Young LLP has served the Company in that capacity since the fiscal year ended December 31, 1988. Representatives of that firm are expected to be present at the Annual Meeting. These representatives will be given an opportunity, if they desire to do so, to make a statement to the shareholders at the Annual Meeting, and they are expected to be available to respond to appropriate questions from holders of RII Common Stock.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of RII Common Stock represented at the Annual Meeting is required for ratification of the selection of Ernst & Young LLP as the independent public accountants of the Company. If the selection of Ernst & Young LLP is not ratified by the holders of the RII Common Stock, the Board will consider such fact in determining whether to retain Ernst & Young LLP or to appoint other independent public accountants.


     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.


                                 OTHER MATTERS

EXHIBITS TO THE FORM 10-K

     The Company will furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to the Company's Form 10-K Annual Report for 1994. The exhibits may be obtained by mailing a written request therefor to David G. Bowden, Secretary, Resorts International, Inc., 1133 Boardwalk, Atlantic City, New Jersey 08401.

SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING


     Shareholder proposals intended to be presented for inclusion in the Company's Proxy Statement and form of proxy for the next annual meeting, scheduled to be held in 1996, must be received in writing by the Secretary of the Company not later than January 24, 1996 in order for such proposals to be considered for inclusion in the Company's Proxy Statement and form of proxy for the 1996 annual meeting.


     Holders of RII Common Stock are urged to complete, sign and date the accompanying Proxy Card and return it in the enclosed envelope. No postage is necessary if the Proxy Card is mailed in the United States.

                                          By order of the Board of Directors,

                                          DAVID G. BOWDEN
                                          Secretary

Atlantic City, New Jersey

May 23, 1995

                                                                       EXHIBIT A

                              FORM OF AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


A. AMENDMENT TO ARTICLE I


     Article I of the Company's Amended and Restated Certificate of Incorporation shall be amended by amending the first sentence thereof to read in its entirety as follows:


     "The name of the Corporation is 'Griffin Gaming & Entertainment, Inc.' "



B. AMENDMENT TO ARTICLE IV


     Article IV of the Company's Amended and Restated Certificate of Incorporation shall be amended by:

          (i) Amending the first sentence of Paragraph A thereof to read in its entirety as follows:

           "The total number of shares of capital stock of all classifications which the Corporation shall have authority to issue is 30,120,000 consisting of (i) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (ii) 20,120,000 shares of common stock, consisting of 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 120,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock", and collectively with the Common Stock, the "RII Common Stock")."; and

          (ii) Adding the following Paragraph G, which will be modified to insert the date of filing in the blank:


           "G. Reverse Stock Split. At 5:00 p.m., New York City time, on
                     , 1995 (the "Reverse Split Date"), each share of Common Stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this Paragraph G as the "Old Common Stock") automatically and without any action on the part of the holder thereof will be reclassified and changed into one-fifth of a share of Common Stock, par value $.01 per share (referred to in this Paragraph G as the "New Common Stock", which is the Common Stock authorized under Paragraph A of this Article IV), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the "Old Certificates") will be entitled to receive, upon surrender of such Old Certificates to the Company's exchange agent (the "Exchange Agent") for cancellation, a certificate or certificates (the "New Certificate", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any such fractional shares of New Common Stock, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Company's Exchange Agent, or its nominee, as agent for the accounts of all holders of shares of Old Common Stock otherwise entitled to have a fraction of a share of New Common Stock issued to them. Sales of fractional interests of New Common Stock shall be effected by the Exchange Agent as soon as practicable on the basis of prevailing market prices of the New Common Stock on the American Stock Exchange at the time of sale. After the Reverse Split Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests in the New Common Stock upon surrender of their Old Certificates. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Exchange Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of four-fifths of one share of New Common Stock. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Reverse Split Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."

                                                                       EXHIBIT B

                               FORM OF AMENDMENTS
                                       TO
                             1994 STOCK OPTION PLAN


     Set forth below is the revised text of the provisions of the 1994 Stock Option Plan affected by the Proposed Amendments. Certain other non-material conforming changes would also be made to the 1994 Stock Option Plan.


A. SECTION 4 -- ELIGIBILITY AND BASES OF PARTICIPATION

     "Grants under the Plan (i) may be made, pursuant to Section 6, to key employees and officers of RII or any subsidiary thereof who are regularly employed on a salaried basis by RII or any subsidiary thereof and who are so employed on the date of such grant (the "Officer and Key Employee Participants"), (ii) may be made, pursuant to Section 6, to directors of RII, other than Committee Participants (as defined below), who are not employees and who are retained in such capacity on the date of such grant (the "Director Participants"), (iii) may be made, pursuant to Section 7, to individuals who serve on the Committee or have been named to serve on the Committee in the future (the "Committee Participants"), and (iv) may be made, pursuant to Section 8, to directors of any subsidiary of RII and to consultants and others providing services to RII or any subsidiary thereof (the "Subsidiary and Consultant Participants").


     "The Officer and Key Employee Participants and the Director Participants collectively are referred to as the 'Grant Participants'."



B. SECTION 6(C) -- STOCK OPTIONS FOR GRANT PARTICIPANTS -- LIMIT ON ANNUAL OPTION GRANTS


     "No Officer and Key Employee Participant may be granted in any fiscal year Participant Options under the Plan cumulatively exercisable for more than 500,000 shares of Common Stock."

C. SECTION 8 -- STOCK OPTIONS FOR SUBSIDIARY AND CONSULTANT PARTICIPANTS

     "The Committee shall have the authority, in its sole discretion, to grant Non-Qualified Options to Subsidiary and Consultant Participants (any such options, the "S&C Options") during the period beginning on the Effective Date and ending on the Termination Date. As a condition to the granting of any S&C Option, the Committee shall require that the person receiving such S&C Option agree not to sell or otherwise dispose of such S&C Option, any Common Stock acquired pursuant to such S&C Option or any other "derivative security" (as defined by Rule 16a-1(c) under the Exchange Act) for a period of six months following the later of (A) the date of the grant of such S&C Option or (B) the date when the exercise price of such S&C Option is fixed if such exercise price is not fixed at the date of grant of such S&C Option. The terms and conditions of the S&C Options shall be determined from time to time by the Committee."

                                                                      APPENDIX A


      [APPENDIX TO FILING. FORM OF PROXY TO BE DISTRIBUTED TO SHAREHOLDERS.]
                         RESORTS INTERNATIONAL, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                JUNE 27, 1995

        The undersigned hereby appoints Matthew B. Kearney and David G. Bowden, or either of them, each with full power of substitution, as the proxies of the undersigned and hereby authorizes them to represent and to vote as designated on the reverse side all shares of the common stock, par value $.01 per share (the "RII Common Stock"), of Resorts International, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on June 27, 1995 and at any adjournment or adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY

THIS PROXY, WHEN PROPERLY RECEIVED, WILL BE VOTED IN THE MANNER INDICATED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS NO. 2, 3, 4 AND 5, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     IMPORTANT - PLEASE SIGN AND DATE THE OTHER SIDE AND RETURN PROMPTLY

                         (CONTINUED ON REVERSE SIDE)

                                      ______________
                                         COMMON

1.   ELECTION OF DIRECTORS:
                                                                  NOMINEES:        THOMAS E. GALLAGHER AND JAY M. GREEN
     FOR ALL NOMINEES LISTED        WITHHOLD AUTHORITY
     (EXCEPT AS MARKED TO THE       TO VOTE FOR ALL NOMINEES     (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
     CONTRARY)                      LISTED                        NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW)

          [ ]                                [ ]                 __________________________________________________________________

2.   PROPOSAL TO APPROVE A ONE-FOR-FIVE REVERSE STOCK SPLIT OF THE RII COMMON STOCK.
            FOR              AGAINST          ABSTAIN
            [ ]                [ ]              [ ]


3.   PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE
     COMPANY TO "GRIFFIN GAMING & ENTERTAINMENT, INC."

            FOR              AGAINST          ABSTAIN
            [ ]                [ ]              [ ]

4.   PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S 1994 STOCK OPTION PLAN TO PERMIT THE GRANT OF NON-QUALIFIED STOCK OPTIONS TO
     DIRECTORS OF SUBSIDIARIES OF THE COMPANY AND TO CONSULTANTS AND OTHERS PROVIDING SERVICES TO THE COMPANY AND TO INCREASE THE
     MAXIMUM NUMBER OF OPTIONS THAT MAY BE GRANTED TO OFFICER AND KEY EMPLOYEE PARTICIPANTS IN ANY ONE YEAR.
            FOR              AGAINST          ABSTAIN
            [ ]                [ ]              [ ]


5.   PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR
     ENDING DECEMBER 31, 1995.

            FOR              AGAINST          ABSTAIN
            [ ]                [ ]              [ ]

6.   IN THEIR DISCRETION TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS
     THEREOF.


WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
GIVE FULL TITLE AS SUCH.  IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME
BY PRESIDENT OR SUCH OTHER AUTHORIZED OFFICER.  IF A PARTNERSHIP, PLEASE SIGN
IN FULL PARTNERSHIP NAME BY AUTHORIZED PERSON.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND
RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.


DATE:__________________________, 1995


_____________________________________
     (SIGNATURE OF SHAREHOLDER)

_____________________________________
(SIGNATURE OF ADDITIONAL SHAREHOLDER)

PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON AND DATE AND RETURN THIS
PROXY IN THE REPLY ENVELOPE PROVIDED.  IF YOU RECEIVE MORE THAN ONE PROXY CARD,
PLEASE SIGN AND RETURN ALL CARDS RECEIVED.
